Exhibit 10.2

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2024 (the “Effective Date”) by and between Adicet Bio, Inc., a Delaware corporation, with offices at 1000 Bridge Pkwy, Redwood City, California 94065 (“Licensee”) and City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“City of Hope” or “COH”). Licensee and COH are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A. COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the benefit of the public and COH owns certain Patent Rights (as defined below) that are useful in the Field (as defined below);

B. The inventions covered by the Patent Rights being licensed under this Agreement are owned by COH;

C. The research was sponsored in part by the California Institute for Regenerative Medicine, and consequently this license is subject to obligations to the California State Government under the California Stem Cell Research and Cures Initiative and applicable California government regulations, in each case, as further detailed in this Agreement; and

D. Licensee is a company dedicated to the commercial development and exploitation in the Field of products and services that incorporate one or more of the technologies described in the Patent Rights and therefore Licensee desires to obtain from COH a worldwide, non-exclusive license under the Patent Rights, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1:
DEFINITIONS
1.1
“Affiliate” of a Party means a Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” means (i) the direct or indirect ownership of more than 50 percent of the voting stock or other voting interests or interests in profits, or (ii) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof.

1.2
“Agreement” has the meaning set forth in the preamble.
1.3
[***].
1.4
“Applicable Law” means, with respect to the particular activity, task, or obligation under this Agreement to which such term applies, applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any governmental authority that may be in effect from time to time, including for clarity any applicable rules, regulations, guidelines, or other requirements of any Regulatory Authority that may be in effect from time to time.

1.5
“Breach Notice” has the meaning set forth in Section 8.2.1.
1.6
“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in Los Angeles, California or Boston, MA are authorized or required by law or regulation to close.
1.7
“City of Hope” or “COH” has the meaning set forth in the preamble.
1.8
“COH Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, COH to Licensee or its designees.
1.9
“COH Indemnitees” has the meaning set forth in Section 10.1.
1.10
“Combination Product” has the meaning set forth in Section 1.38.
1.11
“Completion” means, with respect to a particular clinical trial, the earlier of (i) the database lock or freeze related to the completion of treatment or examination of participants in such clinical trial or (ii) the dosing of the first patient in a clinical trial in a subsequent phase (e.g. with respect to a Phase 1 Clinical Trial, the Phase 1 Clinical Trial will be deemed completed in the event a patient is dosed in a Phase 2 Clinical Trial before a database lock in the related Phase 1 Clinical Trial).
1.12
“Confidential Information” means: (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (or its designee) (the “Receiving Party” ) in connection with this Agreement, whether prior to or during the Term of this Agreement, regardless of whether provided orally, electronically, visually, or in writing and regardless of whether such information is specifically marked or designated as confidential; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement; provided that Confidential Information shall not include information and materials to the extent the Receiving Party can demonstrate through its contemporaneous written records that such information and materials are or have been:

(i) known to the Receiving Party without any obligations of confidentiality, or in the public domain, at the time of its receipt by the Receiving Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement, in each case, by the Receiving Party;

(ii) received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information;

(iii) independently developed or discovered by the Receiving Party without use of or reference to Confidential Information of the Disclosing Party; or

(iv) Released from the restrictions set forth in this Agreement by the express prior written consent of the Disclosing Party.

1.13
“Covers” or “Covering” or “Covered by” means, with reference to a particular Licensed Product and Patent Right, that the manufacture, use, sale, offering for sale, performance, or importation of such Licensed Product would, but for ownership of, or a license granted under this Agreement to, the relevant Patent Right, infringe a Valid Claim (or in the event such Valid Claim is contained in a pending Patent Right, would infringe such Valid Claim if such Patent Right were to issue without modification) anywhere in the Territory.
1.14
“Designated Representative” has the meaning set forth in Section 2.2.
1.15
“Development Milestone Event” has the meaning set forth in Section 4.2.
1.16
“Dispute” means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the interpretation, breach, termination, or invalidity thereof.
1.17
“Dispute Notice” has the meaning set forth in Section 12.1.
1.18
“Effective Date” has the meaning set forth in the preamble.
1.19
“Event of Force Majeure” has the meaning set forth in Section 14.5.
1.20
“Expiration” has the meaning set forth in Section 8.1.
1.21
“Exploit” (and all conjugates thereof) means to manufacture, have manufactured, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale, have offered for sale, develop, have developed, commercialize, have commercialized, register, have registered, hold, have held, keep or have kept (whether for disposal or otherwise), transport, have transported, distribute, have distributed, promote, have promoted market, have marketed, or otherwise have disposed or dispose of.
1.22
“Field” means [***].
1.23
“Funding Agreement” means that certain funding award from [***] to COH in the amount of [***], issued [***] and attached as Exhibit A and any applicable rules and regulations governing such funding award, as may be amended from time to time.
1.24
“GAAP” means generally accepted accounting principles, consistently applied, as promulgated from time to time by the Financial Accounting Standards Board.

1.25
“Gamma-Delta T Cells” means T cells that express a gamma delta TCR and do not also express an alpha beta TCR.
1.26
“Gamma-Delta T Cell Products” means any pharmaceutical products, medical therapies, preparations, substances, or formulations comprising T Cells in which the T Cell population is comprised of [***] Gamma-Delta T Cells.
1.27
“Generic Product” means, with respect to a Licensed Product, any product (including a biologic or small molecule product) that (i) is sold by a Third Party that is not a licensee or Sublicensee of Licensee or its Affiliates, or any of their licensees or Sublicensees; (ii) contains the same active ingredient as such Licensed Product; and (iii) (a) is approved by a Regulatory Authority as therapeutically equivalent to such Licensed Product in a country for at least one approved indication of the Licensed Product in such country, or (b) is approved by a Regulatory Authority by making cross-reference to and relying on the safety and effectiveness data provided to such Regulatory Authority for the Licensed Product on the basis that the product demonstrates bioequivalence or biosimilarity or interchangeability to such Licensed Product. A Licensed Product licensed or produced by Licensee or any of its Affiliates (i.e., an authorized generic product) will not constitute a Generic Product.
1.28
“Infringement Notice” has the meaning set forth in Section 7.1.2.
1.29
“Initiating Party” has the meaning set forth in Section 12.1.
1.30
“Invention” means the inventions disclosed in the Patent Rights.
1.31
“License Year” means each calendar year during the Term of this Agreement; except that the first License Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs.
1.32
“Licensee” has the meaning set forth in the preamble.
1.33
“Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to COH or its designees.
1.34
“Licensed Product” means a Gamma-Delta T Cell Product (including kits, component sets or components thereof, regardless of concentration or formulation) that (i) is Covered by a Valid Claim, (ii) is manufactured by a process or used in a method Covered by a Valid Claim, or (iii) contains, as an active ingredient, any substance the manufacture, use, offer for sale or sale of which is Covered by a Valid Claim. By way of clarification, “Licensed Product” shall include a product manufactured in a country in which such manufacture is Covered by a Valid Claim and thereafter exported to and sold in a country in which no Valid Claim exists or vice versa.
1.35
“Losses” has the meaning set forth in Section 10.1.
1.36
“Marketing Approval” means, with respect to a Licensed Product in a particular country or jurisdiction, all approvals, licenses, registrations or authorizations of any federal, state or local Regulatory Authority, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, distribution, marketing and sale of such Licensed Product in such country or jurisdiction, including, where applicable, any Pricing Approval.
1.37
“Marks” has the meaning set forth in Section 7.2.
1.38
“Net Sales” means the total gross amount invoiced by Licensee, its Affiliates and its Sublicensees (regardless of whether and when such invoices are actually paid) on the sale, lease, provision, or other disposition of a Licensed Product to Third Parties (including, without limitation, the provision of any product or service by Licensee, its Affiliates or any of its Sublicensees that incorporates a Licensed Product but for clarity excluding documented sponsored research or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee, its Affiliates or its Sublicensees and not otherwise recovered by or reimbursed to Licensee, its Affiliates, or its Sublicensees:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***]; and

(v) [***].

Sales of Licensed Products between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Net Sales for purposes of this Section 1.38.

Solely for purposes of calculating Net Sales, if Licensee, its Affiliates or its Sublicensees sells a Licensed Product with one or more Other Components for a single price (such combination product, a “Combination Product”), then the Net Sales of such Combination Product for the purpose of determining the payments due to COH pursuant to this Agreement will be calculated by [***] (“Stand-Alone Licensed Product”) and [***]. In the event that no such separate sales are made during the royalty paying period in question for the Stand-Alone Licensed Product or the Other Components, then the Parties will mutually agree in good faith on the relative fair market value for such Stand-Alone Licensed Product or Other Components with each Party’s consent not to be unreasonably withheld, delayed or conditioned.

1.39
“Other Components” means any additional therapeutically active pharmaceutical or biologic products (including any molecules) that are not Gamma-Delta T Cell Products and, if taken alone, would not be a Licensed Product, or any delivery device or diagnostic product.

1.40
“Party” has the meaning set forth in the preamble.
1.41
“Patent Challenge” has the meaning set forth in Section 7.3.1.
1.42
“Patent Expenses” has the meaning set forth in Section 7.4.1.
1.43
“Patent Rights” means: (i) [***]; (ii) patents, patent applications, continuations, divisional applications, and foreign equivalents that claim the same invention(s) and priority date as the foregoing; (iii) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (iv) letters patent or the equivalent issued on any of the foregoing applications throughout the world; and (v) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing. Notwithstanding the foregoing, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the Parties to this Agreement. Except as may otherwise be agreed in a separate writing, Patent Rights explicitly exclude any and all patents or patent applications based on research conducted by COH or its Affiliates after the Effective Date.
1.44
“Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.
1.45
“Phase 1 Clinical Trial” means, as to a specific Licensed Product, a clinical study in a small group of people for the first time to evaluate its safety, determine a safe dosage range, and identify side effects in patients as described in 21 C.F.R. § 312.21(a); or a similar clinical study in a country other than the United States.
1.46
“Phase 2 Clinical Trial” means, as to a specific Licensed Product, a clinical study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product in patients for the indication(s) being studied as described in 21 C.F.R. § 312.21(b); or a similar clinical study in a country other than the United States. Without limiting the foregoing, if (i) a protocol for a Phase 1 Clinical Trial includes the enrollment of a cohort of patients (“Phase 2 Cohort”) that would satisfy the foregoing definition of Phase 2 Clinical Trial, or (ii) a protocol for a Phase 1 Clinical Trial is amended to include the enrollment of a Phase 2 Cohort, then, in each case ((i)-(ii)), such Phase 1 Clinical Trial shall be deemed a Phase 2 Clinical Trial on and after the date of the first dosing of the first human subject in such Phase 2 Cohort.
1.47
“Phase 2 Cohort” has the meaning set forth in Section 1.46.
1.48
“Phase 3 Clinical Trial” means, as to a specific Licensed Product, a clinical study in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Marketing Approval to market and sell that Licensed Product in the United States or another country for the indication being investigated by the study, as described in 21 C.F.R. § 312.21(c), or which is actually used to file an application to obtain Marketing Approval for such Licensed Product; or similar clinical study in a country other than the United States. Without limiting the foregoing, if (i) a protocol for a Phase 2 Clinical Trial includes the enrollment of a cohort of patients (“Phase 3 Cohort”) that would satisfy the foregoing definition of Phase 3 Clinical Trial, or (ii) a protocol for a Phase 2 Clinical Trial is amended to include the enrollment of a Phase 3 Cohort, then, in each case ((i)- (ii)), such Phase 2 Clinical Trial shall be deemed a Phase 3 Clinical Trial on and after the date of the first dosing of the first human subject in such Phase 3 Cohort.
1.49
“Phase 3 Cohort” has the meaning set forth in Section 1.48.
1.50
“Pricing Approval” means, in any country where a governmental authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.
1.51
“Regulatory Authority” means, with respect to any country or jurisdiction, any court, agency, department, authority or other instrumentality of any international, multinational or supra-national, national, regional, province, state, county, city or other political subdivision having responsibility for granting Marketing Approvals in such country or jurisdiction, including the Federal Food and Drug Administration in the United States, the European Medicines Agency in the European Union, and the Ministry of Health, Labour and Welfare in Japan.
1.52
“Resolution Period” has the meaning set forth in Section 12.1.
1.53
“Responding Party” has the meaning set forth in Section 12.1.
1.54
“Royalty Expiration Date” has the meaning set forth in Section 4.4.2.
1.55
“Sales Milestone Event” has the meaning set forth in Section 4.3.
1.56
“Stand-Alone Licensed Product” has the meaning set forth in Section 1.38.
1.57
“Sublicensee” means (i) any Affiliate of Licensee, or (ii) a Third Party, in each case ((i) or (ii)), that enters into an agreement with Licensee or another Sublicensee (in the event a sublicense is granted through multiple tiers) that grants to such Affiliate or Third Party any rights granted to Licensee under this Agreement.
1.58
“Sublicense Revenues” means all payments plus the fair market value of all other consideration of any kind, received by Licensee from any Sublicensee that is a Third Party in consideration for the grant of a sublicense of any of Licensee’s rights hereunder to such Third Party Sublicensee, but excluding consideration in the form of: [***]. To the extent that any consideration is received under a sublicense that grants both a sublicense under the Patent Rights and a license or sublicense under intellectual property rights or to materials, products, services, or methods not licensed to Licensee under this Agreement, then a pro rata portion of such consideration to be considered Sublicense Revenues, which pro rata portion will be determined by Licensee, after good faith discussions between the Parties, based on the relative value of the Patent Rights as compared to the other intellectual property rights and material licensed or sublicensed by Licensee under such sublicense in consideration for which such consideration was received; provided that in no event will the pro rata portion allocated to the Patent Rights be [***] (after taking effect of the exclusions permitted above) of the overall consideration under such sublicense.

1.59
“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add, sales, excise or similar taxes.
1.60
“TCR” means T Cell receptor.
1.61
“Term” has the meaning set forth in Section 8.1.
1.62
“Territory” means worldwide.
1.63
“Third Party” means a Person that is neither a Party to this Agreement nor an Affiliate of a Party.
1.64
“Third Party Claims” has the meaning set forth in Section 10.1.
1.65
“Valid Claim” means (i) a claim of an issued and unexpired patent included in the Patent Rights in a particular jurisdiction, which claim has not, in such jurisdiction been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right or (ii) a claim of any pending Patent Right application that has not been (a) pending for more than seven years, or (b) cancelled, withdrawn, abandoned, or finally rejected by a governmental authority action and from which no appeal can be taken.
Article 2:
DEVELOPMENT AND COMMERCIALIZATION EFFORTS
2.1
Development and Commercialization Responsibilities. Licensee shall have the sole right and responsibility for, and control over, all of its development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products in the Field.
2.2
Governance. COH and Licensee shall each designate one individual to serve as the main point of contact for communications related to development and commercialization of Licensed Products under this Agreement (each a “Designated Representative”). The initial Designated Representative of COH shall be [***] and the initial Designated Representative of Licensee shall be [***]. Each Party may replace its Designated Representative at any time upon prior notice to the other Party. Licensee shall keep COH reasonably informed as to progress in the development and commercialization of Licensed Products. Without limiting the foregoing, on or before [***] during the Term of this Agreement, Licensee shall provide to COH a written report setting forth, in reasonable detail, its activities and achievements with respect to the development and commercialization of Licensed Products during [***], including activities relating to the achievement of the Development Milestone Events [***]. Each [***] shall also include the COH reference number, [***]. The Designated Representatives shall meet virtually once each calendar year to present and discuss the [***], and any other progress of the development and commercialization of Licensed Products on such date. A copy of each [***] shall be provided, in addition to the persons set forth in Section 14.7 to: The Office of Technology Licensing, email: [***].

Article 3:
LICENSE GRANTS
3.1
Grant of Rights.
3.1.1
Non-Exclusive Patent License. Subject to the terms and conditions of this Agreement, COH hereby grants to Licensee a non-exclusive royalty-bearing right and license under the Patent Rights to Exploit the Licensed Products in the Field in the Territory.
3.2
No Implied Licenses. Licensee acknowledges that the licenses granted in this Agreement are limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Patent Rights, the know-how, and any other intellectual property rights controlled by COH are expressly reserved to COH.
3.3
Sublicensing. Subject to the terms and conditions herein, Licensee shall have the right to sublicense its rights under Section 3.1 through multiple tiers to licensees of Licensee’s products, in each case, solely in connection with the development, manufacture, import, use or sale of Licensed Products that are also covered by patent rights controlled by Licensee or any of its Affiliates that are reasonably necessary to Exploit the applicable Licensed Product and which patent rights controlled by Licensee are also licensed to the applicable Sublicensee hereunder in connection with the grant of a sublicense under this Agreement. A true and complete copy of each such sublicense agreement, as well as any amendment thereto, shall be delivered to COH promptly following the effective date of each such agreement or amendment, which copy may be redacted as necessary to protect confidential information that is not necessary to confirm compliance with this Agreement.

Article 4:
PAYMENTS
4.1
License Maintenance Fee. On or before the [***] after the beginning of each License Year (excluding the first and second License Years), Licensee shall pay to COH [***]. The license maintenance fee paid in a given License Year shall be applied as credit against royalties otherwise due to COH pursuant to Section 4.4 during the License Year in which payment was made but may not be carried over and applied as credit against royalties due in subsequent years.
4.2
Development Milestone Payments. Within [***] after the first achievement of each “Development Milestone Event” set forth below by Licensee or Sublicensees with respect to any Licensed Product, Licensee shall pay COH or its designee the amount indicated below:

Development Milestone Event	Amount Due
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Development Milestone Event	Amount Due
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

In the event that [***] is received prior to the achievement of any prior Development Milestone Event for such Licensed Product, then Licensee shall also pay [***]. The Parties agree that in the event that a patient is dosed in a clinical trial that is characterized as a combination of two or more clinical trials (e.g., Phase 1/2 clinical trial), then Licensee shall [***].

*With respect to the [***] and [***] Development Milestone Events, [***].

4.3
Sales Milestone Payments. Within [***] after the first achievement of each “Sales Milestone Event” set forth below by Licensee, or its Affiliates or Sublicensees, Licensee shall pay COH or its designee the amount indicated below:

Sales Milestone Event	Amount Due
[***]	[***]
[***]	[***]
[***]	[***]

4.4
Royalties.
4.4.1
Base Royalties. Subject to Section 4.4.2, Section 4.4.3 and Licensee’s right to a credit in accordance with Section 4.1, on a Licensed Product-by-Licensed Product and country-by-country (solely with respect to the royalty term in accordance with Section 4.4.2) basis, Licensee shall pay to COH or its designee royalties on Net Sales of each Licensed Product in a given country in the Territory until the Royalty Expiration Date for such Licensed Product in such country in an amount equal to (i) [***]; (ii) [***]; and (iii) [***].
4.4.2
Royalty Term. Licensee’s payment obligations under Section 4.4.1 shall expire, on a country-by-country and Licensed Product-by-Licensed Product basis, on the last date on which there exists a Valid Claim of the Patent Rights Covering such Licensed Product in such country (the “Royalty Expiration Date”).
4.4.3
Royalty Reductions.

(i)
Generic Approval. On a country-by-country and Licensed Product-by- Licensed Product basis, if at any time prior to the Royalty Expiration Date of a Licensed Product in a country a Generic Product of such Licensed Product receives Marketing Approval in such country, then, subject to Section 4.4.3(ii), the royalty rates set forth under Section 4.4.1 will be reduced by [***] for such Licensed Product in such country.
(ii)
Royalty Offsets. If, in Licensee’s reasonable business judgment it is necessary to pay to a Third Party other than a Sublicensee consideration (whether in the form of a royalty or otherwise) for the right to make, have made, use, sell, offer for sale or import a specific Licensed Product in a given jurisdiction, and if the aggregate royalty rates of any and all royalties payable to such Third Party licensors when combined with the royalty rate payable to COH exceeds [***] in the case of Net Sales of the applicable Licensed Product, then Licensee shall have the right with respect to any period for which royalties are due (i.e., a License Year) to set off [***] of the aggregate royalties with respect to the applicable Licensed Product payable with respect to such period and such jurisdiction and to such Third Party licensors against royalties that would otherwise be due to COH hereunder with respect to such period and jurisdiction; provided, however, that only the royalties payable to those Third Party licensors that themselves agree to be subject to a third party royalty offset that is no more favorable to the Third Party licensor in their agreement with Licensee than the offset hereunder may be offset against the royalty payable to COH; and provided, further, however, that under no circumstances shall (a) the royalty offsets permitted in this Section 4.4.3, result in the reduction of the royalty rate in Section 4.4.1 in any period for which payment is due and in any jurisdiction by [***] (e.g., with respect to Licensed Products, the minimum effective adjusted royalty rate for Licensed Products, after taking into account all applicable royalty offsets in Section 4.4.3, shall be [***] of such Licensed Product greater than [***] up to and including [***] in a given License Year); and (b) the royalty offsets permitted in this Section 4.4.3 and the royalty offsets applicable to Third Party licensors, result in aggregate royalty rates payable to such Third Party licensors when combined with the royalty rate payable to COH that are less than [***] of the Net Sales of the applicable Licensed Product.
4.4.4
Sublicense Revenues. Licensee shall pay to COH the following percentage of all Sublicense Revenues under this Section 4.4.4 within [***] after such Sublicense Revenue is received from the relevant Sublicensee:

(i) If the sublicense grant to the Sublicensee [***]; provided, that,

(ii) If the sublicense grant to the Sublicensee occurs [***]; provided, that,

(iii) If the sublicense grant to the Sublicensee occurs [***]; provided, that,

(iv) If the sublicense grant to the Sublicensee occurs [***].

If Sublicense Revenues are not in cash or cash equivalents, then the percentage share payable to COH pursuant to this Section 4.4.3 shall be due in its cash equivalent.

The timing of the sublicense grant under Section 4.4.4 shall be determined on a Licensed Product-by-Licensed Product basis based on the development status of the Licensed Product in the sublicense on the date that the sublicense is granted. In a sublicense with multiple Licensed

Products, the development status of the most advanced Licensed Product in the sublicense will determine the applicable timing of the sublicense grant under Section 4.4.4.

4.4.5
Timing of Royalty Payments. Royalty payments due under Section 4.4 shall be paid annually within [***] following the end of each License Year until the first License Year in which aggregate Net Sales reach [***]. Thereafter, all royalty payments due under Section 4.4 shall be paid in quarterly installments, within [***] following the end of each calendar quarter. Licensee will have the right to credit the license maintenance fee under Section 4.1 against the royalty payments due under Section 4.4.
4.4.6
No Deductions from Payments. Licensee is solely responsible for payment of any fee, royalty or other payment due to any Third Party in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product and Licensee shall not have the right to set off any amounts paid to such a Third Party, including fee, royalty or other payment, against any amount payable to COH hereunder except as set forth in Section 4.4.3(ii).
4.4.7
Single Royalty. Only a single royalty payment shall be due and payable on Net Sales of a Licensed Product, regardless of if such Licensed Product is Covered by more than one Valid Claim.
Article 5:
REPORTS, AUDITS AND FINANCIAL TERMS
5.1
Royalty Reports. Within [***] after [***] in which a royalty payment under ARTICLE 4 is required to be made, Licensee shall send to COH a report of the Net Sales of the Licensed Products for which a royalty is due, which report will set forth [***] the following information, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) total Net Sales, (ii) total gross sales of Licensed Products, (iii) the quantity of each Licensed Products sold, (iv) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due. All royalty reports shall also include the COH reference number, [***]. A copy of each royalty report shall be provided, in addition to the persons set forth in Section 14.7, to: The Office of Technology Licensing, email: [***].
5.2
Additional Financial Terms.
5.2.1
Currency. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate published in The Wall Street Journal on the last Business Day of the calendar quarter for which such payment is being determined. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the US on which the Parties reasonably agree in writing.
5.2.2
Payment Method. Amounts due under this Agreement shall be paid in immediately available funds, by means of wire transfer to an account identified by COH.

5.2.3
Withholding of Taxes. All payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim or other dispute and so far as is legally possible, such payment shall be made free and clear of any taxes imposed by or under the authority of government or any public authority. If Licensee is required by law to withhold taxes in connection with any sums payable to COH under this Agreement, Licensee may deduct that amount from the payment it otherwise would have made to COH under this Agreement and shall include in the royalty report required pursuant to Section 5.1 the amount due before such withholding, the amount of the withholding under this Section 5.2.3, and the actual amount paid. Each Party may also require the other Party to reasonably assist such Party’s legal efforts to minimize any applicable withholding tax or claim a foreign tax credit and to provide such Party with information and documents that may be required to recover the withholding tax or reduce it to a legal minimum.
5.2.4
Late Payments. Any uncontested amounts not paid on or before the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received; provided that if an amount is contested and subsequently determined to be payable in accordance with ARTICLE 12, then such amount shall be subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to [***] over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due.

5.3
Accounts and Audit.
5.3.1
Records. Licensee shall keep, and shall require that each Sublicensee keep, full, true and accurate books of account containing the particulars of its Net Sales and the calculation of royalties. Such books and records must be maintained for examination in accordance with this Section 5.3.1 for [***] after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.
5.3.2
Appointment of Auditor. COH may appoint an internationally- recognized independent accounting firm reasonably acceptable to Licensee to inspect the relevant books of account of Licensee and its Sublicensees to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Licensee or its Sublicensees.
5.3.3
Procedures for Audit. COH may exercise its right to have Licensee’s and its Sublicensees’ relevant records examined only during the [***] period during which Licensee is required to maintain records, no more than once [***]. Licensee and its Sublicensees are required to make records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon [***].
5.3.4
Audit Report. The independent accountant will be instructed to provide to COH an audit report containing only its conclusions and methodology regarding the audit, and specifying whether the amounts paid were correct and, if incorrect, the amount of any underpayment or overpayment.

5.3.5
Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by Licensee for all of the periods covered by such auditor’s report, then Licensee shall pay to COH the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment for such periods, then COH shall provide to Licensee a credit against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then COH shall pay to Licensee the full amount of that overpayment. Contested amounts are subject to dispute resolution under ARTICLE 12. If the total amount of any such underpayment (as agreed to by Licensee or as determined under ARTICLE 12) exceeds [***] of the amount previously paid by Licensee for the period subject to audit, then Licensee shall pay the reasonable costs for the audit. Otherwise, all costs of the audit shall be paid by COH.
Article 6:
LICENSEE COVENANTS
6.1
Licensee covenants and agrees that:
6.1.1
in conducting activities contemplated under this Agreement, Licensee shall comply in all material respects with all Applicable Law including those related to the manufacture, use, labeling importation and marketing of Licensed Products;
6.1.2
without limiting the foregoing and notwithstanding any other provision in this Agreement, Licensee acknowledges and agrees that it is a licensee under this Agreement and agrees (i) to be subject to all laws and other obligations applicable to grants for research funding as they apply to a licensee under the Funding Agreement, including diligence, reporting, access and pricing requirements, in each case, relating to the Funding Agreement, and (ii) to reasonably assist COH as reasonably necessary to ensure COH remains in compliance with any laws and other obligations applicable to the Funding Agreement;
6.2
Licensee has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded health care programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not knowingly arrange or contract with any such individuals or entities during the Term of this Agreement. Licensee agrees to: (i) notify COH in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of Licensee or any officer or director of Licensee, and (ii) refrain from knowingly employing or contracting with individuals or entities excluded from participation in a federally funded health care program.
6.3
In the event that Licensee engages any individuals employed by or otherwise affiliated with COH or its Affiliates (“COH Personnel”) to perform any activities in connection with this Agreement, the Patent Rights or the Licensed Products, Licensee acknowledges and agrees that such COH Personnel are under obligations to COH related to, inter alia, the assignment to COH and its Affiliates of ownership of intellectual property they develop. These obligations pre-date and are superior to any obligations COH Personnel may undertake in any consulting or other agreement they may enter into in their individual capacity with Licensee, its Affiliates or

Sublicensees to perform any activities in connection with this Agreement, the Patent Rights or the Licensed Products (collectively, “Company”) prior to or subsequent to their employment or affiliation with COH (each, an “Advisory Agreement”). In order to avoid any future conflict between COH and Company relating to the ownership of intellectual property developed by COH Personnel who may, pursuant to an Advisory Agreement or otherwise, work with or provide consulting or other services to Company in connection with this Agreement, the Patent Rights or the Licensed Products (any such COH Personnel a “Consultant” and any such services “Consulting Services”), Licensee acknowledges and agrees that so long as a Consultant remains employed by or affiliated with COH or its Affiliates and notwithstanding anything to the contrary in any Advisory Agreement (whether entered into before or after the date of this Agreement), as between COH and its Affiliates on the one hand and Company on the other, ownership of any and all intellectual property, including all discoveries, inventions, trade secrets and subject matter (whether patentable or not) conceived, reduced to practice or developed by Consultant in the course of performing the Consulting Services shall vest in COH or its applicable Affiliate unless otherwise agreed in writing by COH or its applicable Affiliate. The Parties acknowledge and agree that, as of the Effective Date, there are no COH Personnel engaged to perform any activities under this Agreement.
Article 7:
INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT.
7.1
Patent Prosecution, Maintenance and Enforcement.
7.1.1
COH shall be responsible for the preparation, filing, prosecution, and maintenance of all Patent Rights, using counsel of its choice. All patents and patent applications in Patent Rights, to the extent assignable in whole or in part to COH, shall be assigned to COH. COH will instruct outside counsel to provide Licensee with copies of: (i) all material correspondence from any patent authority regarding the Patent Rights, and (ii) to the extent reasonably possible, any proposed material filings made with any patent authority regarding the Patent Rights sufficiently in advance of such filing such that Licensee may review any proposed filings prior to COH filing with the applicable patent authority.
7.1.2
Each Party shall promptly provide written notice to the other Party in the event it becomes aware of any actual or probable infringement of any of the Patent Rights in or relevant to the Field or of any Third Party claim regarding the enforceability or validity of any Patent Rights (“Infringement Notice”). COH may, in its sole discretion, make efforts to terminate any such infringement without litigation. COH may, in its sole discretion and at its sole expense, take action against the alleged infringer or in defense of any such Third Party claim. Any recovery obtained by COH as a result of any such legal proceedings shall be for the benefit of COH only. COH will keep Licensee reasonably apprised of the progress of any actions to terminate such infringement.
7.2
Trademarks. Licensee shall be responsible for the selection, registration, maintenance, and defense of all trademarks for use in connection with the sale or marketing of Licensed Products in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. All uses of the Marks by Licensee or a Sublicensee shall comply in all material respects with all Applicable Law (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Licensee shall not, without COH’s prior written consent, use any trademarks or house marks of COH or its Affiliates (including the COH corporate name), or marks confusingly similar thereto, in connection with Licensee commercialization of Licensed Products under this Agreement in any promotional materials or applications or in any manner implying an endorsement by COH of Licensee or the Licensed Products. Licensee shall own all Marks.
7.3
Challenge to the Patent Rights by Licensee.
7.3.1
To the extent permissible under Applicable Law, COH may terminate this Agreement and all sublicenses issued hereunder, upon [***] notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge; provided, however, that COH will not have the right to terminate this Agreement if a Sublicensee who is a Third Party asserts such Patent Challenge and Licensee (i) causes to be withdrawn such Patent Challenge, or (ii) terminates the sublicense agreement with such Sublicensee within [***] after such notice. “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Patent Rights, filing a request for or pursuing a re-examination of any of the Patent Rights (other than with COH’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by COH or its Affiliates, or their respective sublicensees, successors, or designees against Licensee, its Affiliates or its Sublicensees. In lieu of exercising its rights to terminate under this Section 7.3.1, COH may elect upon written notice to increase the payments due under all of ARTICLE 4 by [***], which election will be effective retroactively to the date of the commencement of the Patent Challenge. Licensee acknowledges and agrees that this Section 7.3.1 is reasonable, valid and necessary for the adequate protection of COH’s interest in and to the Patent Rights, and that COH would not have granted to Licensee the licenses under those Patent Rights, without this Section
7.3.2
COH will have the right at any time in its sole discretion to strike this Section 7.3.1 (or any portion thereof) from this Agreement, and COH will have no liability whatsoever as a result of the presence or absence of this Section 7.3.1 (or any struck portion thereof).
7.3.3
If COH obtains a final non-appealable judgment upholding the validity and enforceability of the challenged Patent Rights and finding at least one claim of such Patent Rights to be infringed by Licensee or any one of its Affiliates or Sublicensees, Licensee shall reimburse COH all of its reasonable attorneys’ fees and expenses expended in connection with defending such lawsuit or other proceeding.
7.4
Payment of COH Patent Expenses.
7.4.1
The Parties acknowledge that, prior to the Effective Date, COH incurred historic expenses with respect to the drafting, prosecution and maintenance of the Patent Rights

(“Patent Expenses”). In consideration of such historic expenditures by COH, Licensee shall reimburse COH [***] on or before the [***] after the Effective Date.
7.4.2
On or before the [***] after the beginning of each License Year after the first License Year, Licensee shall reimburse COH for any Patent Expenses that have not yet been reimbursed by Licensee or any Third Party at an amount equal to the lesser of (i) [***] and (ii) [***].
7.5
Marking. Licensee and its Sublicensees shall mark all Licensed Products in such a matter as to conform with the patent laws of the country to which such Licensed Products are shipped or in which such products are sold.
Article 8:
TERM AND TERMINATION
8.1
Term and Expiration of Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, notwithstanding any other provision of this Agreement, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, this Agreement shall expire, on a country-by-country and Licensed Product-by-Licensed Product basis, on the applicable Royalty Expiration Date for each Licensed Product in each country (such expiry of the Term for a particular Licensed Product in a particular country hereinafter referred to as “Expiration” of this Agreement with respect to such Licensed Product in such country). On a country-by-country and Licensed Product-by-Licensed Product basis, the licenses granted to Licensee under Section 3.1.1 for a Licensed Product in a country will automatically become fully paid-up, perpetual, irrevocable, and royalty free upon Expiration of this Agreement with respect to such Licensed Product in such country.
8.2
Termination.
8.2.1
Material Breach. Either Party may terminate this Agreement prior to its Expiration for any material breach of this Agreement by the other Party, provided, that, the Party seeking to terminate shall have first given the breaching Party notice of such material breach (“Breach Notice”) with reasonable particulars of the material breach, and the Party receiving the Breach Notice failed to cure such material breach within [***] after the date of receipt of the Breach Notice.
8.2.2
Bankruptcy. COH shall have the right to terminate this Agreement prior to its Expiration upon notice to Licensee, in the event that: (i) Licensee seeks protection of any bankruptcy or insolvency law other than with the prior consent of COH, or (ii) a proceeding in bankruptcy or insolvency is filed by or against Licensee and not withdrawn, removed or vacated within [***] of such filing, or there is adjudication by a court of competent jurisdiction that Licensee is bankrupt or insolvent.
8.2.3
Termination at Will by Licensee. Licensee shall have the right to terminate this Agreement prior to its Expiration upon notice to COH without cause, effective no fewer than [***] following the date of such notice.
8.3
Effect of Termination.

8.3.1
Upon any termination of this Agreement pursuant to Section 7.3.1, Section 8.2, or Section 14.5 (but for clarity, not in the case of its Expiration):
(i)
all rights and licenses granted to Licensee under ARTICLE 3 shall immediately terminate on and as of the effective date of termination as provided in Section 7.3.1, Section 8.2, or Section 14.5, except that Licensee shall have the right to continue to sell Licensed Products manufactured prior to the effective date of such termination until the sooner of: (a) [***] after the effective date of termination, or (b) [***].
(ii)
Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder.
(iii)
Licensee shall discontinue making any representation regarding its status as a licensee of COH for Licensed Products. Subject to Section 8.3.1(i), Licensee shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products and cease all use of any COH Confidential Information.

(iv)
Any sublicense granted by Licensee to a Third Party will, at the Sublicensee’s option, survive termination of this Agreement; provided that the relevant Sublicensee is not in material breach of the applicable sublicense or the terms and conditions of this Agreement applicable to such Sublicensee. In order to effect this provision, at the request of the Sublicensee, COH will enter into a direct license with the Sublicensee on the same terms as this Agreement, taking into account any narrower license scope, territory, and duration of sublicense grant, which direct license will be effective as of the effective date of termination of this Agreement.
8.3.2
Termination of this Agreement through any means and for any reason pursuant to Section 7.3.1, Section 8.2, or Section 14.5 (but for clarity, not in the case of its Expiration), shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable at the time of termination, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.
8.4
Survival. Sections 4.2 (Development Milestone Payments) through 4.4.7 (Single Royalty), 5.1 (Royalty Report), 5.2 (Additional Financial Terms), and 5.3 (Accounts and Audit), in each case, solely with respect to payments that were accrued but not paid prior to termination or Expiration; Section 6.1.2, solely with respect to any obligations that accrued under the Funding Agreement prior to termination or Expiration; Section 8.3 (Effect of Termination); this Section 8.4 (Survival); Section 9.5 (Disclaimer); Section 14.2 (Entire Agreement); Section 14.4 (Applicable Law); Section 14.7 (Notices); and Section 14.10 (Interpretation); and ARTICLE 10 (Indemnification) (provided that Section 10.3 (Insurance) will survive solely for the duration set forth in Section 10.3 (Insurance)); ARTICLE 11 (Confidentiality), solely for the duration set forth in Section 11.3 (Certain Obligations); and ARTICLE 12 (Dispute Resolution) shall survive termination of this Agreement for any reason pursuant to Sections 7.3.1, 8.2, or 14.5 and Expiration pursuant to Section 8.1.

Article 9:
REPRESENTATIONS AND WARRANTIES
9.1
Mutual Representations and Warranties. COH and Licensee each represents and warrants as follows:
9.1.1
It has the right and authority to enter into this Agreement and all action required to be taken on its behalf, its officers, directors, partners and stockholders necessary for the authorization, execution, and delivery of this Agreement and, the performance of all of its obligations hereunder, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally;
9.1.2
It has read this Agreement, with assistance from its counsel of choice. It understands all of this Agreement’s terms. It has been given a reasonable amount of time to consider the contents of this Agreement before each Party executed it. It agrees that it is executing this Agreement voluntarily with full knowledge of this Agreement’s legal significance; and
9.1.3
It has made such investigation of all matters pertaining to this Agreement that it deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. It agrees that it is not relying in any manner on any statement, promise, representation or understanding, whether oral, written or implied, made by any Party, not specifically set forth in this Agreement. It acknowledges that, after the Effective Date, it may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, it agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.
9.2
Representations and Warranties of COH. COH represents, warrants, and, as applicable, covenants, that, as of the Effective Date, to the actual knowledge of the Vice President, Business Innovation of its Office of Technology Licensing without independent inquiry:
9.2.1
COH has the full power and authority to grant the rights, licenses and privileges granted herein; and
9.2.2
except for the Funding Agreement, no government funding, facilities of a university, college, or other educational institution or research center, other than those of COH and its Affiliates, was used in the development of any Patent Rights in a manner that would affect Licensee’s rights to such Patent Rights.
9.3
Representations and Warranties of Licensee.
9.3.1
Licensee represents and warrants, that Licensee has not, prior to the Effective Date, entered into any agreements pursuant to which the Patent Rights have been sublicensed.

9.4
Exclusions. Except as set forth in Section 9.2, nothing in this Agreement is or shall be construed as:
9.4.1
A warranty or representation by COH as to the validity or scope of any claim or patent or patent application within the Patent Rights;
9.4.2
A warranty or representation by COH that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;
9.4.3
A grant by COH, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights;
9.4.4
An obligation on COH to bring or prosecute any suit or action against a third party for infringement of any of the Patent Rights; or
9.4.5
A representation or warranty of the ownership of the Patent Rights.
9.5
DISCLAIMER. EXCEPT AS EXPLICITLY SET FORTH IN SECTION 9.2, NO WARRANTY IS GIVEN WITH RESPECT TO THE PATENT RIGHTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUCH AS ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT OR BREADTH OF SUBJECT MATTER OF THIS AGREEMENT, VALIDITY OF THE PATENT RIGHTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
Article 10:
INDEMNIFICATION
10.1
Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless COH, its Affiliates, and their respective officers, directors, shareholders, employees and agents (“COH Indemnitees”) from and against any and all liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”) incurred in connection with any and all Third Party actions, suits, claims, or demands (“Third Party Claims”) arising out of or are in any way attributable to: (i) the material breach of any representation or warranty made by Licensee under this Agreement or any obligation of Licensee under this Agreement, (ii) the Exploitation of Licensed Products by or on behalf of Licensee, any of its Affiliates or a Sublicensee or any other exercise of rights under this Agreement, or (iii) the negligence, willful misconduct or failure to comply with Applicable Law by Licensee, an Affiliate of Licensee, or a Sublicensee.

10.2
Procedure. The indemnities set forth in this ARTICLE 10 are subject to the condition that the Party seeking the indemnity shall promptly notify the indemnifying Party upon being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party have the right to defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not settle the Third Party Claim in a manner which could lead to liability or create any financial or other obligation on the party of the indemnified Party for which the indemnified Party is not entitled to indemnification hereunder, or otherwise admit fault of the indemnified Party, in each case, without the written consent of the indemnified Party (such consent not to be unreasonably withheld). Notwithstanding the foregoing, no delay in the notification of the existence of any Third Party Claim shall relieve the indemnifying Party of its obligations hereunder as long as such delay does not materially impair the rights of the indemnifying Party.
10.3
Insurance.
10.3.1
Within [***] following the Effective Date, Licensee shall procure at its sole expense and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, [***]; (ii) products/completed operations aggregate, [***]; (iii) personal and advertising injury, [***]; and (iv) general aggregate (commercial form only), [***].
10.3.2
The foregoing policies will provide primary coverage to COH and shall include the COH Indemnitees as additional insureds, and shall remain in effect during the Term of this Agreement and, if written on a claims made basis, for [***] following the termination or expiration of the Term of this Agreement. The COH Indemnitees shall be notified in writing by Licensee not less than [***] prior to any cancellation or non-renewal of such policy. Licensee’s insurance must include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self- insurance carried or maintained by the COH Indemnitees. Such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.
10.3.3
Licensee expressly understands that the coverage limits in Section 10.3.1 do not in any way limit Licensee’s liability.
10.4
LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN RELATION TO LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 AND ANY BREACH BY EITHER PARTY OF ARTICLE 11 (I) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS, LOST BUSINESS OR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY,

AND (II) IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR AN AGGREGATE AMOUNT IN EXCESS OF [***].
Article 11:
CONFIDENTIALITY
11.1
Confidential Information. During the Term of this Agreement and for [***] thereafter without regard to the means of termination: (i) COH shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose to any Third Party Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose COH Confidential Information to any Third Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.
11.2
Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information of the other Party as follows:
11.2.1
If required by Applicable Law, the rules of any stock exchange or in connection with any disclosures under financing agreements entered into by COH in the ordinary course of business; provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek confidential treatment, a protective order or other appropriate remedy or to comment on the disclosure or waive compliance with the provisions of this Agreement (for clarity, the foregoing includes the disclosing Party’s obligation to use all reasonable efforts to ensure confidential treatment is maintained or renewed for the maximum allowable time period);
11.2.2
to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;
11.2.3
as necessary or desirable for securing any Marketing Approval for any Licensed Products or compliance with laws and other obligations applicable to grants for research funding; provided that the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;
11.2.4
to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;
11.2.5
to the extent necessary, to its Affiliates, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and
11.2.6
to actual or potential investors, providers of research funding, licensees, Sublicensees, consultants, vendors and suppliers, academic and commercial collaborators, and joint owners of the Inventions or the Patent Rights, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

11.3
Certain Obligations. During the Term and for a period of [***] thereafter, Licensee, with respect to COH Confidential Information, and COH, with respect to Licensee Confidential Information, agree:
11.3.1
to use such Confidential Information only for the purposes contemplated under this Agreement,
11.3.2
to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,
11.3.3
to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and
11.3.4
to only disclose such Confidential Information to those employees, agents and Third Parties who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.
11.4
Termination. Upon termination of this Agreement pursuant to Section 7.3.1, Section 8.2, or Section 14.5 (but for clarity, not in the case of its Expiration), and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or to enforce or verify compliance with this Agreement, or as required by Applicable Law.
Article 12:
DISPUTE RESOLUTION
12.1
All Disputes shall be first referred to the Vice President, Business Innovation of COH and the Chief Financial Officer of Licensee for resolution, prior to proceeding under the other provisions of this ARTICLE 12. A Dispute shall be referred to such executives upon one Party (the “Initiating Party”) providing the other Party (the “Responding Party”) with notice that such Dispute exists (“Dispute Notice”), together with a written statement describing the Dispute with reasonable specificity and proposing a resolution to such Dispute that the Initiating Party is willing to accept, if any. Within [***] after having received such statement and proposed resolution, if any, the Responding Party shall respond with a written statement that provides additional information, if any, regarding such Dispute, and proposes a resolution to such Dispute that the Responding Party is willing to accept, if any. If not otherwise resolved, the Parties shall engage in good faith efforts to negotiate a resolution to resolve the Dispute for the following [***] (the “Resolution Period”). In the event that such Dispute is not resolved during the Resolution Period, either Party may bring and thereafter maintain suit against the other with respect to such Dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in Los Angeles County, California, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

Article 13:
GOVERNMENTAL MATTERS
13.1
Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify COH if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.
13.2
Export Control Laws. Licensee acknowledges that the subject matter of this Agreement is subject to U.S. export control jurisdiction. Licensee shall observe all applicable U.S. and foreign laws with respect to its activities pursuant to this Agreement, including the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations and the Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.
Article 14:
MISCELLANEOUS
14.1
Assignment and Delegation. Except as expressly provided in this Section 14.1, neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Licensee without the prior written consent of COH. Notwithstanding the foregoing, Licensee may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of Licensee’s business or assets, whether by sale, merger, operation of law or otherwise; provided, that, such Person agrees to be bound as a direct party to this Agreement in lieu of or in addition to Licensee. Such separate agreement binding Licensee’s successor to this Agreement shall be in a form and substance reasonably acceptable to COH. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.
14.2
Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.
14.3
Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.
14.4
Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law that would result in the application of the law of another jurisdiction.
14.5
Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties (an “Event of Force Majeure”), the Party so affected shall, upon giving prompt written notice to the other Parties, be excused from such performance during such prevention, restriction or interference, for a period not to exceed [***], and any failure or delay resulting therefrom shall not be considered a breach of this Agreement. If an Event of Force Majeure prevents Licensee from performing its obligations under this Agreement for a period of more than [***] and such failure is a material breach of this Agreement, then COH shall have the right to terminate this Agreement in accordance with Section 8.2.1. Notwithstanding anything in this Agreement or at law or in equity to the contrary, in no event shall an Event of Force Majeure excuse, extend or delay a Party’s obligation to pay any amounts otherwise required to be paid by such Party pursuant to this Agreement.
14.6
Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided, that, such deletion does not alter the basic purpose and structure of this Agreement.
14.7
Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by delivery service or international courier with package tracing capability. Notices shall be sent via a service which provides traceability of packages and signature confirmation and shall be deemed to have been given on the date actually received. Except as provided in Section 14.12, notices shall be sent as follows:

Notices to COH:	with a copy to:
Office of Technology Licensing City of Hope 1500 East Duarte Road Duarte, CA 91010 Attn: Vice President, Business Innovation, Office of Technology Licensing Fax [***]	Office of General Counsel City of Hope 1500 East Duarte Road Duarte, CA 91010 Attn: General Counsel Fax 1 [***] Fax 2 [***]
Notices to Licensee:	with a copy to:
Adicet Bio, Inc. 1000 Bridge Parkway Redwood City, CA 94065 Attn: Legal Department	Adicet Bio, Inc. 1000 Bridge Parkway Redwood City, CA 94065 Attn: Asher Page Email: [***]

Either Party may change its address for notices or facsimile number at any time by sending notice to the other Party.

14.8
Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.
14.9
Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.
14.10
Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, unless context requires otherwise, (i) the singular shall include the plural and vice versa; (ii) the word “including” shall be deemed to be followed by the phrase “without limitation”; (iii) any pronoun shall include the corresponding masculine, feminine, and neutral forms; (iv) the word “or” is used in the inclusive sense; (v) any reference to any Applicable Law shall be construed as referring to such Applicable Law as from time to time enacted, adopted, repealed, replaced, or amended; (vi) any reference to any Person shall be construed to include the Person’s successors and permitted assigns; (vii) the words “herein,” “hereof,” “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, unless otherwise specifically stated; (viii) all references to Articles, Sections, and Exhibits shall be construed to refer to the applicable Articles, Sections, and Exhibits in this Agreement; and (ix) all Exhibits shall be deemed to be incorporated in this Agreement in their entirety. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
14.11
Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy or an emailed PDF of this Agreement, including the signature pages, will be deemed an original.
14.12
Publicity. Except as permitted under Section 11.2.1, neither Party may issue a press release or otherwise publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties or in accordance with Section 11.2.1, either Party may republish the facts previously disclosed, using the exact language as previously disclosed, without the prior consent of the other Party; provided, further, that (i) if the language being re-disclosed is a quotation from COH personnel, Licensee shall provide prior written notification to COH and (ii) to the knowledge of the publishing Party, the information in such publication remains true, correct, and the most current information with respect to the subject matters set forth therein. At any time after dosing of the first patient in a Phase 1 Clinical Trial for the first Licensed Product, COH may, in its sole discretion and without the approval of Licensee, publicly disclose the existence of this Agreement and the overall potential value of this Agreement to COH so long as the detailed and specific terms and conditions of this Agreement are not disclosed. If a Third Party inquires whether a license is available, COH may disclose the existence of this Agreement and the extent of its grant in Section 3.1 to such Third Party, but will not disclose the name of Licensee, except where COH is required to release information under either the California Public Records Act or other Applicable Law. Licensee may not reference COH in a press release, any other media release, or promotional material including websites or other electronic media without prior written consent from COH. Notwithstanding Section 14.7, with respect to COH, all notifications and requests for consents under this Section 14.12 should be directed to COH’s Media Department [***].
14.13
No Third Party Beneficiaries. The California Institute for Regenerative Medicine and the State of California (collectively, “CIRM”) are intended beneficiaries of this Agreement. Except for CIRM and the rights of the COH Indemnitees pursuant to ARTICLE 10 nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

ADICET BIO, INC.	CITY OF HOPE
By: /s/ Chen Schor	By: /s/ Christoph Pittius
Name: Chen Schor	Name: Christoph Pittius
Title: President and CEO	Title: SVP, Research Business Development

Exhibit A

Funding Agreement

[***]

1